EXHIBIT 23.1
ESPEY MFG. & ELECTRONICS CORP.
Consent of Rotenberg & Co., LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Espey Mfg. & Electronics Corp.
Saratoga Springs, New York

As successor by merger, effective October 1, 2009, to the registered public accounting firm Rotenberg & Co., LLP, we consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 2000 and 2007 Stock Option Plans of Espey Mfg. & Electronics Corp. of our report dated September 9, 2010, with respect to the financial statements and schedules of Espey Mfg. & Electronics Corp. included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.

/S/ EFP Rotenberg llp
Rochester, New York
September 9, 2010